Exhibit 10.03

COMVITA NEW ZEALAND LIMITED

DERMA SCIENCES, INC

COLLABORATIVE RESEARCH AND DEVELOPMENT
AGREEMENT

AGREEMENT dated February 23, 2010

PARTIES

COMVITA NEW ZEALAND LIMITED, of Paengaroa, New Zealand (“Comvita”)

DERMA SCIENCES, INC, of Princeton, New Jersey, United States of America (“Derma Sciences”)

INTRODUCTION

A.	Comvita and Derma Sciences have agreed to work together to undertake research and development to:

(a)	develop, improve or test products containing Medical Honey; and

(b)	ensure or improve the safety and efficacy of products containing Medical Honey.

B.
Comvita and Derma Sciences wish to enter into this Agreement to establish a framework for such research and development activities, and to agree the rights and obligations of each party in relation to the commercialisation of the results of such research and development activities.

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this Agreement, including the Introduction, the following terms have the following meanings:

“Agreement” means this agreement and the attached Schedule;

“Business Day” means a day, excluding Saturdays, Sundays, statutory public holidays or any day in the period starting on 24 December and ending on 5 January, on which banks are open for ordinary over-the-counter business in either Tauranga, New Zealand or New Jersey, United States of America;

“Commencement Date” means the date of signing of this Agreement by both parties;

“Confidentiality Agreement” means the agreement entered into between the parties and entitled “Confidentiality Agreement” and dated on or about the Commencement Date;

“Confidential Information” means all information of any kind, whether in tangible or documentary form, and whether marked or identified as being confidential, relating to the Disclosing Party or its business affairs and includes information relating to any of:

(a)	the business operations, business strategies, marketing plans and technologies of the Disclosing Party;

(b)	the Research Results;

(c)	any information provided under this Agreement; or

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(d)	the terms of this Agreement;

“Disclosing Party” means the party to whom or to whose business affairs the Confidential Information relates;

“Existing Material” means all documentation, inventions and other materials used in the creation of or incorporated in, the Research Results that are owned by, or licensed to, either party:

(a)	prior to the commencement of the relevant research and development; or

(b)	after the commencement of the relevant research and development and that are developed independently from this Agreement or any Project Agreement;

“Force Majeure” has the meaning given to that term in clause 10.1;

“Intellectual Property Rights” means all industrial and intellectual property rights whether conferred by statute, at common law or in equity, including, but not limited to:

(a)	all copyright and similar rights that may subsist in works or other subject matter;

(b)	rights in relation to inventions (including all patents and patent applications);

(c)	trade secrets and know-how;

(d)	rights in relation to designs (whether registrable);

(e)	rights in relation to registered and unregistered trade marks;

(f)	business names; and

(g)	rights in relation to domain names;

“Inventions” has the meaning given to that term in the Licence Agreement;

“Licence Agreement” means the agreement entered into between the parties and entitled “Licence Agreement” and dated on or about the date of this Agreement;

“Licensed Product” has the meaning given to that term in the Licence Agreement;

 “Management Committee” means the management committee to be established in accordance with clause 5.1;

“Medical Honey” has the meaning given to that term in the Licence Agreement;

“Non-Severable Improvements” has the meaning given to that term in the Licence Agreement;

“Notice” has the meaning given to that term in clause 10.7;

“OTC Product” has the meaning given to that term in the Licence Agreement;

“Project Agreement” has the meaning given to that term in clause 3.4(a);

“Project” means a research and development project to:

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(a)	develop, improve or test products containing Medical Honey; or

(b)	ensure or improve the safety and efficacy of products containing Medical Honey;

“Project IP” means all Intellectual Property Rights in and to the Research Results;

“Proposal” has the meaning given to that term in clause 3.1 of this Agreement;

“Recipient” means the party receiving Confidential Information under this Agreement;

“Research Results” means all results, outcomes, conclusions, products, discoveries, inventions, reports, records, data, materials, research processes, research protocols, lab books, associated documents and research notes, memoranda and other writings and drawings, created, discovered, invented, reduced to practice or developed during or as a result of the research and development under this Agreement or any Project Agreement; and

“Restraint Agreement” means the agreement entered into between the parties and entitled “Restraint Agreement” and dated on or about the date of this Agreement.

1.2	Interpretation: In this Agreement:

(a)	headings are used for convenience only and will not affect its interpretation;

(b)	references to the singular include the plural and vice versa;

(c)	references to a party include that party’s successors, executors, administrators and permitted assignees (as the case may be);

(d)	references to clauses and the Schedule are to those clauses and the Schedule in this Agreement;

(e)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(f)	references to a gender include all genders;

(g)	references to a “person” include:

(i)	an individual, firm, company, corporation or unincorporated body of persons;

(ii)	any public, territorial or regional authority;

(iii)	any government; and

(iv)	any agency of any government or authority; and

(h)	an obligation not to do anything includes an obligation not to suffer, permit or cause that thing to be done.

2.	TERM

2.1
This Agreement will come into effect on the Commencement Date and will continue in full force and effect for so long as the Licence Agreement remains in full force and effect, unless earlier terminated pursuant to clauses 8.1 or 8.2.

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3.	COLLABORATIVE RESEARCH PROJECTS

3.1	Proposal: From time to time, either party may propose that the parties work together on a particular research and development Project (“Proposal”). The Proposal must outline at least the following:

(a)	the overall rationale for the Project;

(b)	the scope and anticipated outcomes of the Project; and

(c)	any funding potentially available for the Project.

3.2	Provide information: The party formulating the Proposal will provide the other party with such relevant supporting information as may be available.

3.3
Negotiate details of Project:  Following receipt by the other party of a Proposal under clause 3.1, the parties will use their best efforts to work together to develop or refine the Proposal and agree (in writing) on whether to proceed with the relevant Project.  Such agreement must include:

(a)	each party’s responsibilities and obligations;

(b)	what resources will be contributed by the parties;

(c)	the funding required, and how that funding is to be obtained or applied for;

(d)	the involvement of any third party;

(e)	any specifications and milestones for the Project, and any timeframes for performance of the Project; and

(f)	any other terms relevant to the particular Project.

3.4	Enter into Project Agreement:

(a)
Once the parties have agreed in writing the terms on which the Project will be conducted (“Project Agreement”), the Project Agreement will be binding on the parties, and will form a schedule to this Agreement.

(b)	Each Project Agreement entered into by the parties forms part of, and is governed by, the terms of this Agreement.

(c)	In the event of any inconsistency between a Project Agreement and the terms of this Agreement, the terms of the Project Agreement will prevail.

3.5
Freedom to undertake research:  Nothing in this Agreement will be construed so as to limit or exclude either party’s right to undertake research and development of any kind, either alone or with others, or to commission others to undertake research and development, except as specified in clause 3.6.

3.6
Limitation on Derma Sciences:  Derma Sciences agrees that it will not undertake or commission any other person to undertake, any research or development in relation to Medical Honey or products containing Medical Honey other than under a Project Agreement, without first obtaining Comvita’s written consent.  Despite this, Derma Sciences will not need to obtain Comvita’s consent for routine testing of existing products containing Medical Honey that involves minimal numbers of participants.

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3.7
Results of Derma Sciences’ research:  If Comvita consents to any research or development undertaken by Derma Sciences pursuant to clause 3.6, the results or outcomes of such research and development will be deemed to be and will be treated by the parties as Research Results arising under this Agreement.

4.	OBLIGATIONS

4.1
Costs:  Unless otherwise agreed in writing or specified in a Project Agreement, each party will fund all of the costs, expenses and disbursements incurred under or in connection with any Project in equal shares.

4.2
Responsibility for personnel:  Each party will be responsible for the performance of its personnel.  Any act or omission by either party’s personnel that would constitute a breach of this Agreement if it had been the party’s act or omission, will constitute a breach of this Agreement by that party.

4.3	Responsibilities of each party: Each party will:

(a)	perform their respective assigned portions of each Project as outlined in the relevant Project Agreement;

(b)	inform the Management Committee of all Research Results;

(c)	keep full and accurate records of all aspects of its assigned portion of each Project; and

(d)
ensure that the work performed by it under each Project is conducted using a reasonable level of professional skill, efficiency, care and diligence and in accordance with best scientific, ethical and commercial practice.

5.	MANAGEMENT COMMITTEE

5.1	Establishment:

(a)	The parties will establish a Management Committee to oversee the activities under the Projects.

(b)
Unless otherwise agreed by the parties in writing, the Management Committee will comprise two nominees from each party.  The initial nominees of each party will be as specified in the Schedule. Any change to those nominees must be notified to the other party in writing

5.2	Proceedings of Management Committee:

(a)
The Management Committee will meet regularly as and when reasonably requested by a party, and at least once each calendar quarter.  If physical meetings are not possible they will be replaced by conference calls, video conferencing or other agreed means.

(b)
The Chair of the Management Committee will be a person agreed by the parties.  If no agreement is possible, the first Chair will be a person nominated by Comvita, and the Chair will then alternate on an annual basis between the parties.

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(c)	The Chair will ensure that proper records and minutes of each meeting are taken, and are circulated to all Management Committee members.

(d)
Decisions of each meeting of the Management Committee must be by unanimous agreement.  Each member of the Management Committee will have one vote.  If the Management Committee cannot reach a unanimous decision then the status quo will apply.  The Chair will not have a casting vote.

(e)	A quorum for meetings of the Management Committee will be at least one nominee from each party.

(f)	Except as otherwise specified in this Agreement, the Management Committee will determine its own procedures.

5.3	Role: The role of the Management Committee will be to:

(a)	oversee the research and development under the Projects;

(b)	consider and agree the terms and scope of any Proposals submitted by either party under clause 3.1;

(c)	agree an annual research and development budget;

(d)	consider and agree variations to any Project Agreements;

(e)	address any issues or disputes that may arise in relation to any Projects;

(f)	consider whether each Project is likely to attain its objectives, and whether a particular Project should continue; and

(g)	provide an annual report to the parties on the Projects.

5.4	Reporting:

(a)
To enable the Management Committee to perform its role effectively, each party must submit regular written reports to the Management Committee on its progress in undertaking research and development under ongoing Projects.

(b)	Each party will report to the Management Committee at the following times:

(i)	at least once each calendar quarter;

(ii)	at any other time where it has made significant progress or has achieved a milestone or target specified in a Project Agreement;

(iii)	at any other time where it has encountered a serious problem with a Project; and

(iv)	at any other time reasonably requested by the Management Committee.

(c)	Each report must:

(i)	summarise the work completed on each Project since the last report;

(ii)	summarise the work planned for the coming calendar quarter;

(iii)	identify any Project IP created or arising since the last report;

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(iv)	identify any problems that may cause or will necessitate a deviation from the terms of any Project Agreement; and

(v)	set out the steps, if any, being taken to alleviate any identified problems.

6.	OWNERSHIP OF PROJECT IP

6.1	Ownership:

(a)
Despite any other provision of this clause 6 to the contrary, each party or its third party licensors retains ownership of all Intellectual Property Rights in Existing Material belonging to that party or its third party licensors.

(b)	Legal and beneficial ownership of the Research Results and Project IP will be exclusively owned by Comvita or its nominee.

(c)
If any Project IP does not vest in Comvita or its nominee on creation, Derma Sciences will hold such Project IP on trust for Comvita or its nominee and will, if called upon to do so by Comvita, assign to Comvita or its nominee absolutely all of its rights, title and interest in or to such Project IP.

(d)	Comvita or its nominee will be entitled to:

(i)	seek protection for the Research Results anywhere in the world; and

(ii)	make decisions about the lodging of any protective application for such Research Results,

as it may decide at its absolute discretion and at its own expense.

6.2	Grant of licence:

(a)
All Research Results will be deemed to be and treated by the parties as Non-Severable Improvements for the purposes of the Licence Agreement and accordingly, will be licensed to Derma Sciences in accordance with clause 7.3(a) of the Licence Agreement.

(b)
Derma Sciences acknowledges and agrees that Comvita grants no licence to use, copy or otherwise exploit in any other way any of the Research Results or Project IP, other than the licence expressly granted under clause 6.2(a).

6.3	Existing Material: If any Research Results incorporate or rely on any Existing Material of a party:

(a)	that party will disclose to the other party in writing full details of such Existing Material, including details of any third party owning or claiming any rights in the Existing Material;

(b)
if that party is Derma Sciences, it will grant to Comvita an irrevocable, royalty-free, non-exclusive, transferable, sub-licensable, worldwide and perpetual licence to use such Existing Material, and all intellectual property rights in and to such Existing Material, for the purpose of using or commercially exploiting the Research Results and Project IP as Comvita may determine, but subject always to any exclusive rights of Derma Sciences under the Licence Agreement; and

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(c)
if that party is Comvita, it will grant to Derma Sciences a licence to use that Existing Material and all intellectual property rights in and to such Existing Material, solely to the extent necessary to enable Derma Sciences to exercise its rights (if any) in relation to those Research Results under the Licence Agreement.

6.4	No right to use: Derma Sciences acknowledges and agrees that:

(a)	other than as specified in this Agreement, it has no claim over:

(i)	any Project IP; or

(ii)	any revenue generated by Comvita from any commercial exploitation of the Project IP; and

(b)	it will not at any time contest or challenge the ownership of the Project IP.

6.5
Further actions:  Each party will, and will ensure that their respective employees and contractors will, execute all documents, give such assistance and do all other acts and things as may be necessary or desirable to give effect to the provisions of this clause 6.

7.	WARRANTIES AND LIABILITY

7.1	Warranties: Each party warrants that:

(a)	other than as disclosed in writing under clause 6.3(a), it is not aware of any third party owning or claiming any rights in the Existing Material contributed by it to each Project; and

(b)
except to the extent expressly acknowledged to the other party in writing (such as the inclusion of publicly available material), the Research Results contributed or created by it under each Project will be the party’s own original work and will not in any way rely on, utilise or incorporate any work written or created by any third party.

7.2
No other warranties:  Each party acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty, term or condition except as expressly provided in this Agreement, and all conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

7.3	Exclusion of liability: In no event will either party (“first party”) be liable (whether in contract, tort including negligence, or otherwise) to the other party for:

(a)	loss of revenue or profit, loss of anticipated savings, loss of goodwill or opportunity, loss of production, loss or corruption of data or wasted management or staff time; or

(b)	loss, damage, cost or expense of any kind whatsoever that is indirect, consequential, or of a special nature,

arising directly or indirectly out of this Agreement, even if the first party had been advised of the possibility of such loss, damage, cost or expense, and even if such loss, damage, cost or expense was reasonably foreseeable by the first party.

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8.	TERMINATION

8.1	Early termination: Without prejudice to any other right or remedy it may have, either party may immediately terminate this Agreement at any time by giving the other party notice in writing if:

(a)
the other party is in material breach of this Agreement and the material breach is not remedied within 20 Business Days of the other party receiving notice specifying the material breach and requiring its remedy, provided that for non-payment defaults, if it is not commercially reasonable for a material breach to be fully cured within 20 Business Days, then the cure period shall be extended for an additional period of no greater than six months provided the party in material breach has commenced remedying the default and has clearly demonstrated in writing that it is diligently pursuing and continues to diligently pursue such cure;

(b)
the other party ceases or threatens to cease to carry on all or substantially all of its business or operations, is declared or becomes bankrupt or insolvent, is unable to pay its debts as they fall due, enters into a general assignment of its indebtedness or a scheme of arrangement or composition with its creditors, or takes or suffers any similar or analogous action in consequence of debt;

(c)
a trustee, manager, administrator, administrative receiver, receiver, inspector under any legislation or similar officer is appointed in respect of the whole or any part of the other party’s assets or business; or

(d)	an order is made or a resolution is passed for the liquidation of the other party (other than voluntarily for the purpose of a solvent amalgamation or reconstruction).

8.2	Termination of Restraint Agreement or Licence Agreement: This Agreement will immediately terminate in the event of termination of the Restraint Agreement or the Licence Agreement for any reason.

8.3	Consequences of termination: On termination of this Agreement for any reason whatsoever:

(a)	all Project Agreements will immediately terminate except for any Project Agreement that expressly states it is to continue beyond the termination of this Agreement;

(b)
Derma Sciences will disclose to Comvita full details of all research and development in progress, and will deliver up to Comvita any relevant documents, specifications, data, materials and information concerning the Research Results in Derma Sciences’ control or possession;

(c)
the Recipient will, upon receipt of a written request from the Disclosing Party, return or destroy (at the Disclosing Party’s option), all Confidential Information in the Recipient’s possession or under the Recipient’s control.  Upon the return or destruction (as the case may be) of all such Confidential Information, the Recipient will provide to the Disclosing Party a certificate stating that the Confidential Information returned or destroyed comprises all the Confidential Information in the Recipient’s possession or under the Recipient’s control;

(d)
the provisions of clauses 6.1, 6.2(b), 6.3, 6.4, 7, 8.3, 9 and 10 and any other clauses intended to survive termination, together with those other provisions of this Agreement that are incidental to, and required in order to give effect to those clauses, will remain in full force and effect; and

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(e)
subject to this clause 8.3, and except for any rights and remedies of the parties that have accrued before termination, including for prior breach of this Agreement, neither party will be under any further obligation to the other party.

9.	DISPUTES

9.1
Mediation:  In the event of a dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, the parties will first seek settlement of that dispute by mediation in accordance with the LCIA Mediation Procedure, which procedure is deemed to be incorporated by reference into this clause 9.

9.2
Arbitration:  If the dispute is not settled by mediation within five days of the commencement of the mediation, or such further period as the parties may agree in writing, the dispute will be referred to and finally resolved by arbitration under the LCIA Rules, which rules are deemed to be incorporated by reference into this clause 9.

9.3	Language: The language to be used in the mediation and in the arbitration will be English.

9.4	Governing law: The governing law of this Agreement will be the substantive law of New Zealand.

9.5	Arbitration procedure: In any arbitration commenced pursuant to this clause 9:

(a)	the number of arbitrators will be three; and

(b)	the seat, or legal place, of arbitration will be London, England.

9.6
Interlocutory relief:  Nothing in this clause 9 will prevent either party, at any time, from seeking any urgent interlocutory relief from a court of competent jurisdiction in relation to any matter that arises under this Agreement.

10.	GENERAL

10.1	Force majeure:

(a)
Neither party will be liable to the other party for any breach or failure to perform any of its obligations under this Agreement where such breach or failure is caused by anything beyond that party’s reasonable control, including (without limitation) war, civil commotion, hostility, act of terrorism, strike, lockout, other industrial act, weather phenomena or other act of God, or governmental regulation or direction (“Force Majeure”), provided that the party seeking to rely on this clause 10.1 has:

(i)	notified the other party as soon as reasonably practicable upon becoming aware of an actual or potential event of Force Majeure;

(ii)	used all reasonable endeavours to avoid, overcome or mitigate the effects of the event of Force Majeure as quickly as practicable; and

(iii)	consulted with the other party on its efforts under clause 10.1(a)(ii).

(b)	If:

(i)	as a result of a Force Majeure a party is unable to perform any of its material obligations under this Agreement; and

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(ii)	the ability of such party to perform any such material obligation has been permanently affected by such Force Majeure,

then the party not subject to the event of Force Majeure may terminate this Agreement on giving the other party 10 Business Days’ written notice.

(c)	Nothing in this clause 10.1 will excuse a party from any obligation to make a payment when due under this Agreement.

10.2	Variations: No amendment, variation or modification to this Agreement will be effective unless it is in writing and signed by duly authorised representatives of both parties.

10.3
Assignment:  Either party may assign any or all of its rights and obligations under this Agreement, provided it first obtains the written consent of the other party, such consent not to be unreasonably withheld.

10.4	No waiver:

(a)	A delay, neglect or forbearance by a party in enforcing any provision of this Agreement against the other will not waive or limit any right of that party.

(b)	No provision of this Agreement will be considered waived by a party unless that party waives the provision in writing.

(c)	The parties will not treat a waiver by a party of any breach as a waiver of any continuing or re-occurring breach, unless the parties have expressly agreed to do so in writing.

10.5
Invalid clauses:  If any part of this Agreement is held to be invalid, unenforceable or illegal for any reason, this Agreement will be deemed to be amended by the addition or deletion of wording necessary to remove the invalid, unenforceable or illegal part, but otherwise to retain the provisions of this Agreement to the maximum extent permissible under applicable law.

10.6	Relationship:

(a)	The parties will perform their obligations under this Agreement as independent contractors to each other.

(b)
Nothing in this Agreement will create, constitute or evidence any partnership, joint venture, agency, trust or employer/employee relationship between the parties, unless it expressly states otherwise.  Neither party may represent, or allow anyone to represent, that any such relationship exists between the parties.

(c)	Neither party will have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided for in this Agreement.

10.7	Notices:

(a)	Each notice or other communication to be given under this Agreement (“Notice”) must be in writing and must be:

(i)	in the English language and clearly legible;

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(ii)	sent by pre-paid post, facsimile (confirmed by pre-paid post) or personal delivery to the addressee at the facsimile number, physical address, or postal address specified in clause 10.7(b); and

(iii)	marked for the attention of the person or office holder (if any) specified in clause 10.7(b).

(b)	The initial facsimile number, address, and relevant person or office holder of each party are, unless otherwise notified by the relevant party in writing to the other party, as set out below:

Derma Sciences:	Derma Sciences, Inc.
214 Carnegie Center
Suite 300
Princeton
New Jersey 18540
United States of America

Facsimile:           +1 609 514 8554
Attention:           Chief Executive Officer

Comvita:	Comvita New Zealand Limited
Wilson Road South
Paengaroa
New Zealand

Facsimile:           +64 7 533 1988
Attention:           Chief Executive Officer

(c)	No Notice will be effective until received. A Notice is, however, deemed to be received:

(i)	in the case of posting, on the third Business Day following the date of posting;

(ii)	in the case of personal delivery, when received; and

(iii)	in the case of a facsimile, following receipt of a report from the machine on which the facsimile was sent confirming that all pages were successfully transmitted,

but any Notice personally delivered or received by facsimile either after 5.00 pm on a Business Day, or on any day that is not a Business Day, will be deemed to have been received on the next Business Day.

(d)
Despite clauses 10.7(a) and (c)(i), if the Notice is posted from a country other than the country of the addressee, the method of posting must be pre-paid airmail, and the Notice will be deemed to be received on the seventh Business Day following the date of posting.

10.8
Further action:  Each party agrees to execute, acknowledge and deliver all instruments, make all applications and do all things, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

10.9	Announcements: Neither party may:

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(a)	make any press or other public announcement about any aspect of this Agreement; or

(b)	use the name of the other party in connection with or as a result of this Agreement,

without the other party’s prior written consent.

10.10	Entire agreement:

(a)	This Agreement and the Confidentiality Agreement contains the whole of the contract and understanding between the parties relating to the matters covered by it.

(b)	This Agreement supersedes all prior representations, agreements, statements and understandings between the parties relating to those matters, whether verbal or in writing.

(c)	The parties acknowledge that they do not rely on any representation, agreement, term or condition that is not set out in this Agreement.

10.11	Counterparts:

(a)	The parties may sign this Agreement in any number of counterparts (including facsimile or PDF copies), and a party may enter into this Agreement by signing any counterpart.

(b)	The parties confirm that their signing of this Agreement by such means will be valid and sufficient. All counterparts, when taken together, will constitute one and the same agreement.

10.12	Costs: Each party will bear its own legal costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement.

10.13	Remedies cumulative:

(a)	The rights of the parties under this Agreement are cumulative.

(b)	The parties do not exclude any rights provided by law, unless otherwise expressly stated in this Agreement.

SIGNED

COMVITA NEW ZEALAND LIMITED	by:	/s/ Brett D. Hewlett
Signature of Authorised Signatory

Brett D. Hewlett
Name of Authorised Signatory

DERMA SCIENCES, INC	by:	/s/ Edward J. Quilty
Signature of Authorised Signatory

Edward J. Quilty
Name of Authorised Signatory

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SCHEDULE

Management Committee members:

Scott Coulter
Ralf Schlothauer
Fred Eigner
Barry Wolfenson

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